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NEWS RELEASE                                                  EXHIBIT 99

CONTACT:  MONIKA BROWN             301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS       ATLANTA, GA  30346
          (404) 668-5926

HBOC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE FDC'S HEALTH SYSTEMS GROUP

     ATLANTA, May 16, 1995 - HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire the Charlotte-based Health Systems Group (HSG) of First Data Corporation. HBOC will purchase HSG in exchange for approximately 4 million shares of HBOC stock, and the transaction will be accounted for as a purchase of assets. Completion of the acquisition is subject to regulatory approval and is expected to close in early June.

     HSG provides information systems and services to hospitals, medical group practices and medical facilities throughout the United States, United Kingdom, Australia, Puerto Rico and other countries. The Health Systems Group had 1994 revenues of approximately $121 million and has more than 500 customers.

     "HSG brings to HBOC a similar vision, customer base and product set," said Charles W. McCall, HBOC president and chief executive officer. "By joining forces, we'll have more resources to put toward delivering the best available solutions in the healthcare information systems market."

     First Data Corporation chairman and chief executive officer Ric Duques said HBOC's exclusive focus on healthcare information systems was a strong factor in the decision to merge the Health Systems Group with HBOC. "HBOC's track record speaks for itself," said Duques. "It has clearly demonstrated an ability to address the business needs of an evolving marketplace by enabling healthcare organizations and enterprises to prepare for what is yet to come."

     As part of the transaction, Duques will occupy a seat on HBOC's board of directors. HSG will operate as a business unit under the HBOC umbrella, reporting to vice president James A. Gilbert.

     HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.

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